UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   August 9, 2007 (August 7, 2007)

HOME SYSTEM GROUP
(Exact name of registrant as specified in its charter)

Nevada	000-49770	43-1954776
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or organization)		No.)

No. 5A, Zuanshi Ge, Fuqiang Yi Tian Ming Yuan,
Fu Tian Qu, Shenzhen City
People's Republic of China, 518000
(Address of principal executive offices)

86-755-83570142 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure off Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2007, the Board of Directors of Home System Group (the "Company"), in accordance with Section 3 of the Company’s Amended and Restated Bylaws, increased the size of the Company’s Board of Directors from five to six, and elected Mr. Richard Randall as a director of the Company to fill the vacancy created by such increase, to serve on the Board of Directors as an "independent director" as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the "Marketplace Rules"). A copy of the press release announcing such election is attached to this report as Exhibit 99.1.

The Board of Directors appointed Mr. Randall to the Company’s Audit Committee, Governance and Nominating Committee and Compensation Committee and appointed Mr. Randall as the Chair of the Audit Committee. The Board of Directors also determined that Mr. Randall possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Marketplace Rules, and determined that he is an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission.

On August 7, 2007, the Company entered into an Independent Director Agreement and Indemnification Agreement with Mr. Randall. Under the terms of the Independent Director Agreement, the Company agreed to pay Mr. Randall an annual fee of USD$30,000 as compensation for the services to be provided by him as a director of the Company and agreed to reimburse him for pre-approved reasonable business related expenses incurred in good faith in the performance of the his duties for the Company. In addition, the Company granted to Mr. Randall an option to purchase 100,000 shares of the Company’s common stock, at an exercise price of $6.00 per share, which was the closing price of the Company’s common stock on the OTC Bulletin Board on August 7, 2007 the date of grant. The option is exercisable until June 1, 2017. The option vested with respect to 33,333 of the underlying shares immediately on the date of grant, and the remaining underlying shares will vest with respect to 33,333 and 33,334 shares on July 1, 2008 and 2009, respectively; provided that, in the case of the options to vest in 2008 and 2009, Mr. Randall is still a director of or is otherwise engaged by the Company on such dates.

Under the terms of the Indemnification Agreement, the Company agreed to indemnify Mr. Randall against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by him in connection with any proceeding brought against him in connection with his actions as a director of the Company, if he acted in good faith and in the best interests of the Company. This brief description of the terms of the Independent Director Agreement and Indemnification Agreement is qualified by reference to the provisions of the agreements attached to this report as Exhibits 10.1 and 10.2, respectively.

Richard Randall. Mr. Randall’s career includes extensive financial and accounting experience as a Chief Financial Officer and Board Member for several U.S. publicly traded companies and he is currently Chairman of the Audit Committee for Steve Madden Ltd., a publicly traded international designer, marketer and retailer of footwear for women, men and children. From 2002 to 2005, Mr. Randall served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Direct Holdings Worldwide, the parent of Lillian Vernon Corp. and Time Life, where he was responsible for orchestrating the sale of the Company, and from 2000 to 2001, Mr. Randall served as the Senior Vice President and the Chief Financial Officer of Coach, Inc, a publicly traded international designer and marketer of handbags and accessories, where he oversaw the auditing process and SEC compliance. Mr. Randall has also provided consulting services to Supreme International (renamed Perry Ellis International), Mondo, Inc., and Revlon and is a member of the American Institute of CPAs and New York Society of CPAs. Mr. Randall received a degree in accounting from the City University of New York, Baruch College in 1964 and has been certified as a CPA in New York State.

There are no arrangements or understandings between Mr. Randall and any other persons pursuant to which he was selected as a director. There are no transactions between the Company and Mr. Randall that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On July 31, 2007, the Board of Directors of the Company established an Audit Committee, a Governance and Nominating Committee and a Compensation Committee and appointed the Company’s independent directors, Mr. Guanghan Chen, Mr. Binhai Chen, and Mr. Jianzhao Zheng to each committee, however, the Company did not appoint the Chairs of each committee at such time. On August 7, 2007, concurrent with the election of Mr. Richard Randall as an independent director of the Company and his appointment to each committee, the Board of Directors of the Company appointed the Chairs of the Company’s Audit Committee, Governance and Nominating Committee and Compensation Committee. Mr. Richard Randall was appointed as the Chair of the Audit Committee, Mr. Guanghan Chen was appointed as the Chair of the Governance and Nominating Committee and Mr. Binhai Chen was appointed as the Chair of the Compensation Committee.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Home System Group Independent Director Agreement, dated as of August 7, 2007, by and between Home System Group and Richard Randall

10.2	Indemnification Agreement, dated as of August 7, 2007, by and between Home System Group and Richard Randall

99.1	Press Release, dated August 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME SYSTEM GROUP

Date: August 9, 2007	By:	/s/ Weiqiu Li
Weiqiu Li
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Home System Group Independent Director Agreement, dated as of August 7, 2007, by and between Home System Group and Richard Randall

10.2	Indemnification Agreement, dated as of August 7, 2007, by and between Home System Group and Richard Randall

99.1	Press Release, dated August 9, 2007